EXHIBIT 10.13

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS OF

VIRGINIA FINANCIAL GROUP, INC.

The following are the base salaries (on an annual basis) in effect as of January 1, 2005 of the current named executive officers of Virginia Financial Group, Inc.

O. R. Barham, Jr. Chairman and Chief Executive Officer	$319,000

Jeffrey W. Farrar Executive Vice President and Chief Financial Officer	$173,000

Litz Van Dyke Executive Vice President and Chief Operating Officer	$185,000

James T. Huerth (Employed January 3, 2005) President and Chief Executive Officer of Planters Bank & Trust Company of Virginia	$185,000

William D. Stegall Consultant Virginia Financial Group, Inc.	$178,000

Christopher J. Honenberger President and Chief Executive Officer of Second Bank & Trust	$165,800